Exhibit 99.1

TERMS OF OMNIBUS JSA AND MASTERCARD JSA

(as set forth in MasterCard Incorporated Current Report on Form 8-K furnished February 3, 2011)

The Agreements are with respect to the current litigations with both the proposed class of merchants and individual merchants that are currently being litigated in the Eastern District of New York (“MDL 1720”), as well as any other potential future case that is transferred at any time for coordinated pre-trial proceedings to MDL 1720 in which the parties are or may become co-defendants (collectively, the “Merchant Litigations”). The Agreements provide for the apportionment of certain costs and liabilities which MasterCard, Visa and the Defendant Banks may incur, jointly and/or severally, in the event of an adverse judgment or global settlement of one or all of the cases in the Merchant Litigations. The Merchant Litigations generally concern allegations by the merchants that, among other things, MasterCard and Visa’s purported setting of interchange fees violates antitrust laws. The Merchant Litigations are described in more detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

The Omnibus JSA provides that the overall responsibility of MasterCard, Visa and the Defendant Banks for the Merchant Litigations would be divided into a “Visa portion” of 66.6667% and a “MasterCard portion” of 33.3333% in the event of either:

•	a global settlement involving all defendants (i.e., Visa, MasterCard and each of the Defendant Banks) and either the proposed class of merchants or an individual merchant claimant; or

•

an adverse judgment against the defendants, to the extent that damages are either: (1) related to the merchants’ inter-network conspiracy claims (i.e., claims related to alleged anticompetitive conduct jointly undertaken by both Visa and MasterCard); or (2) otherwise not attributed to specific MasterCard or Visa conduct or damages.

The MasterCard JSA provides the specific percentage of financial responsibility for MasterCard and the Defendant Banks with respect to the MasterCard portion of any global settlement of, or adverse judgment in, the Merchant Litigations.

With regard to MasterCard’s settlement sharing responsibilities under the Agreements:

•	in the event of a global settlement involving MasterCard, Visa and the Defendant Banks, MasterCard would pay 12% of the monetary portion of such settlement,

•

in the event of a settlement involving only MasterCard and the Defendant Banks with respect to their issuance of MasterCard cards, MasterCard would pay 36% of the monetary portion of such settlement, and

•	in the event of a settlement involving only Visa and the Defendant Banks with respect to their issuance of Visa cards, MasterCard would pay 0% of the monetary portion of such settlement.

With regard to MasterCard’s judgment sharing responsibilities under the Agreements:

•

if any of the cases which are part of the Merchant Litigations went to trial and an adverse final judgment was rendered by the court or jury, MasterCard would be responsible for: (1) 12% of the monetary portion of the judgment attributed to inter-network damages claims; (2) 36% of the judgment attributed to MasterCard-related claims (i.e., claims or damages attributed only to alleged conduct of MasterCard or certain of the Defendant Banks with respect solely to their conduct or participation in the MasterCard payment system); and (3) 0% of the judgment attributed to Visa-related claims (i.e., claims or damages attributed only to alleged conduct of Visa or certain of the Defendant Banks with respect only to their issuance of Visa cards), and

•	if the judgment did not attribute damages as claims related specifically to either MasterCard or Visa, then MasterCard would be responsible for 12% of the total judgment.

MasterCard continues to defend the claims in the Merchant Litigations and the Agreements in no way serve as an admission as to the validity of the allegations in the merchant complaints. MasterCard continues to believe that it is not possible to determine the ultimate resolution of, or estimate the liability related to, any of the Merchant Litigations. Accordingly, no provision for losses has been provided in connection with the Merchant Litigations.

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